EXHIBIT 5.1

[Letterhead of AMN Healthcare Services, Inc.]

July 27, 2004

AMN Healthcare Services, Inc.

12400 High Bluff Drive, Suite 100

San Diego, CA 92130

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-8 (the “Registration Statement”) of AMN Healthcare Services, Inc., a Delaware corporation (the “Company”), filed today with the Securities and Exchange Commission (the “Commission”) in accordance with the Securities Act of 1933, as amended (the “Act”), and the rules and regulations under the Act (the “Rules”), as General Counsel of the Company, I have been requested by the Company to furnish my opinion as to the legality of up to 2,000,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”), registered for issuance under the Registration Statement. All of the Shares are reserved for issuance under the Company’s Stock Option Plan, which was formerly known as the Company’s 2001 Stock Option Plan (the “Plan”).

In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the following documents (collectively, the “Documents”): (i) the Registration Statement, (ii) the Amended and Restated Certificate of Incorporation of the Company (the “Charter”), (iii) the By-laws of the Company, (iv) the Plan, (v) the form of stock option agreement related to the Plan provided to me by the Company and (vi) those corporate records, agreements and other instruments of the Company, and all other certificates, agreements and documents, that I have considered relevant and necessary as a basis for the opinion expressed in this letter.

In my examination of the Documents, I have assumed, without independent investigation: (a) the genuineness of all signatures, (b) the enforceability of the Documents against each party to them, (c) the legal capacity of all individuals who have executed any of the Documents, (d) the authenticity of all documents submitted to me as originals, (e) the conformity to original documents of all documents submitted to me as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, (f) the authenticity of all these latter documents (including, without limitation, that there has been no oral or written modification or waiver to any of the documents reviewed) and (g) that the Shares will not be issued or transferred in violation of any restriction or limitation contained in the Charter. As to certain matters of fact (both express and implied), I have relied on representations, statements or certificates of officers of the Company.

Based upon the above, and subject to the stated assumptions, I am of the opinion that, when issued in accordance with the terms of the Plan and any applicable stock option agreements, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

My opinion expressed above is limited to the laws of the State of California and the General Corporation Law of the State of Delaware. My opinion is rendered only with respect to the laws and the rules, regulations and orders under them, which are currently in effect. Please be advised that I am not admitted to practice law in the State of Delaware.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption “Legal Matters” in (i) the prospectus to be distributed to participating employees as required by Rule 428(b)(1) under the Act and (ii) the prospectus included in the Registration Statement. In giving this consent, I do not agree or admit that I come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Denise L. Jackson
Denise L. Jackson General Counsel

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